Exhibit 2.8

BUSINESS PURCHASE FRAMEWORK AGREEMENT

BUSINESS PURCHASE FRAMEWORK

AGREEMENT

by and between

Loyalty Alliance Enterprise Corporation

and

I-Equity Management Limited

September 20, 2011

BUSINESS PURCHASE FRAMEWORK AGREEMENT

BUSINESS PURCHASE FRAMEWORK AGREEMENT

This Business Purchase Framework Agreement (“this Agreement”) is entered into by and between the following parties as of September 20, 2011:

Party A:

Loyalty Alliance Enterprise Corporation, a company duly registered and validly existing in Cayman Islands, with its registered address of Suite 6005, 60/F, Central Plaza 18 Harbour Road, Wanchai, Hong Kong; and

Party B:

I-Equity Management Limited, a limited liability company incorporated in British Virgin Islands.

(Party A and Party B hereinafter referred to respectively as the “Party” and collectively as the “Parties”)

WHEREAS:

1.	The Parties agree that Party B shall assist Party A or its designated affiliated company to acquire the relevant business to be operated by Party B’s affiliated companies and Unicom in Henan;

2.	For issues not stipulated in this Agreement, the Parties may confirm such issues by concluding written agreement after consultation.

THEREFORE, in order to confirm the Parties’ rights and obligations, the Parties hereby agree as follows:

1.	Party B hereby agrees that it shall commence business cooperation with Unicom in Henan within six (6) months after this Agreement is executed and establish long-term stable cooperative relations with Unicom.

2.	Party B hereby agrees to assist Party A or any affiliated company designated by Party A to acquire the relevant business operated by Party B’s affiliated companies in Henan and other business established within fifteen (15) years after the acquisition referred to in this Agreement.

3.	After Party B establishes cooperative relations with Unicom, Party B hereby agrees to conclude a final Business Purchase Framework Agreement with Party A in accordance with the Business Purchase Framework Agreement they executed previously.

BUSINESS PURCHASE FRAMEWORK AGREEMENT

4.	With regard to the business purchase hereof, the Parties hereby confirm that Party A shall pay Party B USD 1,600,000 as prepayments. In the event that Party B fails to execute business contract with Unicom satisfactory to Party A within six (6) months after this Agreement is executed, Party B shall refund the prepayments; in the event that Party B and Unicom conclude business contract satisfactory to Party A within six (6) months after this Agreement is executed, the Parties hereby agree that the prepayments constitute part of the consideration as agreed in the final Business Purchase Agreement.

5.	The Parties shall conclude other Agreements to amend and supplement the relevant issues stipulated in this Agreement.

6.	This Agreement shall become effective as of the date on which the Parties sign/seal.

7.	This Agreement is originally made in Chinese with two (2) original copies; each Party holds one (1) original copy and each original copy has the same legal effect.

[No Text Below]

BUSINESS PURCHASE FRAMEWORK AGREEMENT

[Signature Page]

Party A:

Loyalty Alliance Enterprise Corporation

Authorized Representative: /s/ Abraham Jou
Name: Abraham Jou Position: Chairman

Authorized Representative: /s/ Frederick Sum
Name: Frederick Sum Position: CEO

Party B:

I-Equity Management Limited

Authorized Representative: /s/ Michael Yang
Name: Michael Yang Position: Director